Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act. The unaudited pro forma condensed combined financial information present the pro forma effects of (i) the Merger (as defined below), (ii) the other transactions contemplated by the Merger Agreement (as defined below), (iii) the issuance of a special grant of equity awards by Uniti Group Inc. (“Uniti”) in connection with the Merger Agreement (as described in the Special Equity Grants section below), (iv) the issuance of $300.0 million senior secured notes by Uniti and Uniti’s assumed draw of $220.0 million on its revolving credit facility (as described in the Financing section below), and (v) the Windstream Refinancing Transactions (as described in the Windstream Refinancing Transactions section below) (collectively, the “Transactions”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited historical consolidated balance sheet of Uniti and the audited historical consolidated balance sheet of Windstream Holdings II, LLC (“Windstream”) on a pro forma basis as if the Transactions had been consummated on December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 give effect to the Transactions as if they had been consummated on January 1, 2024, the first day of Uniti’s fiscal year 2024, and combines the audited historical consolidated statements of income of Uniti and Windstream for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Uniti management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The audited historical consolidated financial statements of Uniti as of and for the year ended December 31, 2024, and the related notes set forth in the Annual Report on the Form 10-K filed with the Securities Exchange Commission (the “SEC”) on February 21, 2025;

•	The audited historical consolidated financial statements of Windstream for the year ended December 31, 2024 and the related notes, filed by Windstream Parent, Inc. (“New Uniti”) as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2025;

•	Uniti’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in the Annual Report on the Form 10-K filed with the SEC on February 21, 2025; and

•	Windstream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” filed by Windstream Parent, Inc. as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on March 4, 2025.

Description of the Merger

Uniti and Windstream entered into the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of Uniti and Windstream that will result in Windstream Parent, Inc. becoming the parent company of both Uniti and Windstream (the “Merger”).

Prior to the closing of the Merger (the “Closing”), Uniti and Windstream have each agreed to undertake certain transactions in furtherance of the pre-Closing reorganizations contemplated by the Merger Agreement.

Prior to the Closing, Windstream commenced a rights offering (the “Windstream Rights Offering”) pursuant to which all Windstream equityholders were offered the right to purchase pre-funded warrants of Windstream (the “Rights Offering Warrants”). The Rights Offering Warrants will have substantially the same terms as the outstanding units of Windstream (including a right of first refusal and transfer restrictions) and will be exercised automatically immediately prior to the Closing of the Merger, subject to regulatory approvals. Concurrently with the commencement of the Windstream Rights Offering, Windstream launched a tender offer (the “Windstream Tender Offer”) pursuant to which Windstream has offered to purchase all outstanding units of Windstream from Windstream equityholders. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer.

In connection with the Pre-Closing Windstream Reorganization (as defined in the Merger Agreement), New Windstream LLC, a wholly owned subsidiary of Windstream formed prior to the signing of the Merger Agreement, will elect to be treated as a corporation for U.S. federal income tax purposes following the formation of New Windstream Holdings II. Thereafter, Windstream will merge with and into New Windstream Holdings II, with New Windstream Holdings II surviving the merger as the successor to Windstream (the “F-Reorg Merger”). In connection with the F-Reorg Merger, Windstream equityholders will receive common units of New Windstream LLC and warrants exchangeable for common units of New Windstream LLC, and New Windstream Holdings II (as successor to Windstream) will be automatically released from, and New Windstream LLC will be joined to, the Merger Agreement. The F-Reorg Merger represents a capital restructuring of Windstream, in which the impact is anticipated to be contained within Windstream’s historical equity and thus have no impact to the unaudited pro forma condensed combined financial information of the combined company.

At the Closing but prior to the effective time of the Merger (the “Effective Time”), as a result of the Internal Reorg Merger (as defined in the Merger Agreement), each New Windstream LLC equityholder will receive, in exchange for such equityholder’s units and penny warrants of New Windstream LLC, its pro rata portion of (i) a number of shares of New Uniti common stock (“New Uniti Common Stock”), (ii) warrants of New Uniti (exercisable three years after issuance or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock) representing approximately 6.9% of the outstanding New Uniti Common Stock, after giving effect to certain issuances of securities of New Uniti and excluding certain other securities to properly apportion dilution (all such shares of New Uniti Common Stock outstanding at such time, the “Pro Forma Share Total”, and the warrants, the “New Uniti Warrants”), (iii) shares of preferred stock of New Uniti having an aggregate initial liquidation preference of $575,000,000 (“New Uniti Preferred Stock”) and (iv) the right to receive their respective pro rata portion of $425,000,000, less certain transaction expenses (the “Closing Cash Payment”), which is contingent upon the occurrence of the Closing.

Pursuant to the Merger Agreement, at the Effective Time, Merger Sub (as defined in the Merger Agreement) will merge with and into Uniti with Uniti continuing as the surviving company. As a result of the Merger, each issued and outstanding share of Uniti Common Stock, par value $0.0001 per share (“Uniti Common Stock”) will automatically be (i) converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement), without interest and subject to any withholding of taxes required by applicable law and (ii) cancelled and cease to have any rights except the right to receive the New Uniti Common Stock upon surrender thereof. The Exchange Ratio, which is subject to adjustments based on shares outstanding at the Closing, is calculated to be approximately 0.6093 as of January 9, 2025. Each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock resulting in a reverse stock split to Uniti shareholders. Refer to Note 11 for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

As a result of the Pre-Closing Windstream Reorganization as well as the Merger, all surviving Windstream equityholders will have their historical Windstream equity exchanged for New Uniti Common Stock, New Uniti Preferred Stock, and New Uniti Warrants. In addition, and as a result of the Merger, all historical Uniti stockholders will have Uniti Common Stock exchanged for New Uniti Common Stock in accordance with the Exchange Ratio.

Special Equity Grants

On May 16, 2024, the Compensation Committee (the “Committee”) of the Uniti Board of Directors approved a special grant of Uniti PSU Awards (the “Special PSU Awards”) and Uniti Restricted Stock Awards (the “Special Restricted Stock Awards”) to certain Uniti executive officers and employees (the “Special Equity Grants”). The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. These special grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing.

Financing

On May 17, 2024, certain subsidiaries of Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028, and Uniti used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility (as defined below). Uniti intends to use the liquidity from the offering to fund a portion of the Closing Cash Payment in connection with the Merger.

Uniti’s obligation under the Merger Agreement to consummate the Merger, including paying the Closing Cash Payment, is not conditioned on Uniti having sufficient available cash and access to liquidity to fund the Closing Cash Payment. While Uniti believes it will be able to fund the Closing Cash Payment in full, there can be no assurance that Uniti will have access to sufficient cash when it is required to make such payment under the Merger Agreement. For the purposes of preparing this pro forma financial information, it is assumed that Uniti will fund the remaining portion of the Closing Cash Payment with borrowings of $220.0 million under its revolving credit facility that will mature on September 24, 2027 (“Revolving Credit Facility”). See Uniti’s historical financial statements and the related notes for additional information on the Revolving Credit Facility.

Windstream Refinancing Transactions

On October 4, 2024, Windstream Services, LLC (“Services”) and Windstream Escrow Finance Corp. (collectively, the “Co-Issuers”) issued $800 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Initial Windstream 2031 Notes”). The Initial Windstream 2031 Notes were issued at par. Concurrent with the issuance of the Initial Windstream 2031 Notes, Services incurred $500 million incremental term loan borrowings due 2031 (the “Windstream 2024 Term Loan”). The Windstream 2024 Term Loan will bear interest based on a floating rate plus a margin (which, at Windstream’s election, may be the Base Rate plus 3.75% or the Adjusted Term SOFR Rate plus 4.75% (each as defined in Windstream’s credit agreement, provided that the Adjusted Term SOFR Rate “floor” shall be 0%)) and will mature on October 1, 2031.

Windstream used the net proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan to fully repay the outstanding term loans incurred under Windstream’s credit agreement (the “Existing Windstream Term Loans”) and to pay related premiums, fees and expenses. The remaining proceeds will be used for general corporate purposes, which may include investments in Windstream’s network and other capital expenditures, such as expansion and acceleration of its Kinetic fiber-to-the-home buildout. For more information on the Windstream Refinancing Transactions, see the Debt footnote in Windstream’s audited consolidated financial statements as of and for the year ended December 31, 2024.

On December 23, 2024, the Co-Issuers issued an additional $1,400 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Additional Windstream 2031 Notes”), which form a single class of debt securities with, and are fungible with, the Initial Windstream 2031 Notes. The Additional Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date. The net proceeds from the issuance of the Additional Windstream 2031 Notes were used to fund the redemption in full of the Co-Issuers’ 7.750% senior first lien notes due 2028 (the “Windstream 2028 Notes”) and to pay any related premiums, fees and expenses.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger using the acquisition method of accounting, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805 (“ASC 805”), with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:

•	Uniti’s existing stockholders will hold the majority (approximately 62%) voting interest in New Uniti immediately following the consummation of the Merger;

•	Uniti’s existing five-member board of directors will comprise the majority of the nine-member New Uniti Board;

•	Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President – General Counsel and Secretary, Executive Vice President – Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti;

•	Uniti is the entity that will transfer cash to effectuate the Merger; and

•	Upon the consummation of the Merger, New Uniti will be renamed Uniti Group Inc. and is expected to trade under the Nasdaq ticker “UNIT.”

The guidance in ASC 805 identifies the relevant indicators that must be evaluated to determine the accounting acquirer. As indicated in ASC 805-10-55-12(a) the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result of the Merger, Uniti shareholders will hold the majority of the voting interest in New Uniti. Further, the Company assessed the existence of large minority voting interests in consideration of ASC 805-10-55-12(b) and evaluated the impact of common ownership between Uniti and Windstream. The Company identified Elliott, who owns 49.37% and 4.15% of Windstream and Uniti, respectively and PIMCO, who owns 20.61% and 2.42% of Windstream and Uniti, respectively. Elliott is expected to have the largest minority voting interest in New Uniti immediately following the Merger; however, excluding Elliott's and PIMCO's ownership interest in Uniti, the remaining Uniti shareholders still maintain greater than 50% of the ownership of the combined company. Accordingly, in both scenarios Uniti shareholders maintain a majority of the voting rights of New Uniti. Management also considered composition of the New Uniti Board. Under Section 3.1(a) of Article III of the Elliott Stockholder Agreement, Elliott will have the right, but not the obligation, to select two of the nine members of the New Uniti Board. Two additional board members will be jointly selected by Uniti and Elliott. Uniti’s existing five-member board of directors will comprise the majority of the nine-person board and, as indicated in ASC 805-10-55-12(c), the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority the governing body. In addition, the composition of the New Uniti Board is not subject to change within a short period of time after the Closing. Furthermore, the standstill restrictions described in Section 4.1(a)(i) of the Elliott Stockholder Agreement restrict Elliott Stockholders from acquiring additional shares of New Uniti Common Stock until 30 days following the date Elliott loses its right to select a director or ceases to have a director on the New Uniti Board. Aside from as described above, common ownership did not influence any other factors assessed in the accounting acquirer analysis. Based on the Company's assessment of all relevant factors, Uniti was determined to be the accounting acquirer.

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Windstream will be allocated to the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill. The net assets of Uniti will continue to be recognized at historical cost. Because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements will reflect the historical activity of Uniti.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the ruling outcome of Uniti’s request for a private letter ruling from the IRS that Uniti is currently seeking with respect to certain tax consequences of the post-closing restructuring transactions Uniti expects to carry out following the Merger:

-	Assuming favorable private letter ruling: This presentation assumes the IRS rules favorably on the private letter ruling and the Merger will be structured as a taxable transaction.

-	Assuming unfavorable private letter ruling: This presentation assumes the IRS declines to rule favorably on the private letter ruling and the Merger will be structured as a nontaxable transaction.

The foregoing scenarios are for illustrative purposes only as the outcome of the private letter ruling is unknown from the IRS as of the date of this filing. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented with respect to the private letter ruling herein. Refer to Note 1 for additional background on the pending private letter ruling.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(In thousands)

	As of December 31, 2024	As of December 31, 2024											As of December 31, 2024			As of December 31, 2024
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Accounting Policy and Reclassification Adjustments (Note 6)		Merger Transaction Accounting Adjustments (Note 2 & 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)	Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable Private Letter Ruling)	Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
ASSETS
Current assets:
Cash and cash equivalents	$ 155,593	$ 348,993	$ 164,359	5A	$ 332,241	$ -		$ (295,677)	2B	$ (133,323)	$ 220,000	10A	$ 278,834	$ -		$ 278,834
			(164,359)	5B
			(16,752)	5D
Restricted cash	28,254	5,266	-		5,266	-		-		-	-		33,520	-		33,520
Accounts receivable, net	51,418	305,344	-		305,344	-		-		(3,860)	-		352,902	-		352,902
Inventories	-	136,819	-		136,819	-		-		-	-		136,819	-		136,819
Prepaid expenses	8,931	130,390	-		130,390	-		(55,520)	2G	-	-		83,801	-		83,801
Other current assets	21,242	190,122	-		190,122	-		-		(5,380)	-		205,984	-		205,984
Total current assets	265,438	1,116,934	(16,752)		1,100,182	-		(351,197)		(142,563)	220,000		1,091,860	-		1,091,860
Property, plant and equipment, net	4,209,747	3,403,267	-		3,403,267	-		387,133	2C	-	-		8,000,147	-		8,000,147
Intangible assets, net	275,414	245,898	-		245,898	-		626,402	2D	-	-		1,147,714	-		1,147,714
Goodwill	157,380	-	-		-	-		625,880	2H	-	-		783,260	-		783,260
Operating lease right-of-use assets, net	126,791	318,129	-		318,129	-		(1,000)	2F	(12,976)	-		430,944	-		430,944
Other assets, net	119,330	95,347	-		95,347	-		(3,635)	2E	(91,918)	-		72,603	-		72,603
								(46,521)	2G
Deferred income tax assets, net	128,045	-	-		-	-		(504,123)	7G	-	-		124,668	(500,746)	7F	-
								500,746	7E					376,078	7G
Total Assets	$ 5,282,145	$ 5,179,575	$ (16,752)		$ 5,162,823	$ -		$ 1,233,685		$ (247,457)	$ 220,000		$ 11,651,196	$ (124,668)		$ 11,526,528
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$ 13,515	$ 180,435	$ -		$ 180,435	$ -		$ 64,176	7B	$ (4,383)	$ -		$ 295,741	$ -		$ 295,741
								41,998	2A
Accrued taxes	7,133	52,249	-		52,249	-		21,964	7D	-	-		81,346	-		81,346
Advance payments	-	134,411	-		134,411	(134,411)	6A	-		-	-		-	-		-
Accrued interest payable	143,901	44,067	-		44,067	-		-		-	-		187,968	-		187,968
Dividends payable	665	-	-		-	-		-		-	-		665	-		665
Current portion of long-term debt	275,000	-	-		-	-		-		-	-		275,000	-		275,000
Current portion of finance lease obligations	2,692	-	-		-	965	6B	-		-	-		3,657	-		3,657
Current portion of operating lease liabilities	12,688	91,573	-		91,573	-		-		(260)	-		104,001	-		104,001
Deferred revenue	100,200	-	-		-	134,411	6A	-		(56,802)	-		177,809	-		177,809
Other current liabilities	43,778	447,175	-		447,175	(965)	6B	-		(884)	-		489,104	-		489,104
Total current liabilities	599,572	949,910	-		949,910	-		128,138		(62,329)	-		1,615,291	-		1,615,291
Long-term deferred revenue	1,300,752	-	-		-	90,006	6A	-		(1,027,832)	-		362,926	-		362,926
Deferred income taxes	-	166,163	-		166,163	-		337,960	2I	-	-		-	382,876	7F	758,954
								(504,123)	7G					376,078	7G
Intangible liabilities, net	145,703	-	-		-	-		-		(138,600)	-		7,103	-		7,103
Settlement payable	71,785	-	-		-	-		-		(71,785)	-		-	-		-
Operating lease liabilities	67,816	229,062	-		229,062	-		-		(8,400)	-		288,478	-		288,478
Finance lease obligations	14,498	-	-		-	2,191	6B	-		-	-		16,689	-		16,689
Notes and other debt, net	5,508,597	2,671,996	-		2,671,996	-		106,458	2E	-	220,000	10A	8,507,051	-		8,507,051
Other liabilities	25,262	334,585	-		334,585	(90,006)	6A	-		-	-		267,650	-		267,650
						(2,191)	6B
Total Liabilities	7,733,985	4,351,716	-		4,351,716	-		68,433		(1,308,946)	220,000		11,065,188	758,954		11,824,142
Shareholders’ Deficit:
Preferred stock	-	-	-		-	-		1	2B	-	-		1	-		1
Common stock	24	-	-		-	-		9	2B	-	-		24	-		24
								(9)	7C
Legacy Windstream common units	-	1,463,002	(1,298,643)	5C	-	-		-		-	-		-	-		-
			(164,359)	5B
New Windstream common units	-	-	1,298,643	5C	1,298,643	-		(1,298,643)	2J	-	-		-	-		-
Additional paid-in capital	1,236,045	6,828	164,359	5A	171,187	-		78	7A	-	-		2,797,875	-		2,797,875
								1,561,743	2B
								(171,187)	2J
								9	7C
Accumulated other comprehensive income/(loss)	(634)	13,851	-		13,851	-		(13,851)	2J	-	-		(634)	-		(634)
Accumulated deficit	(3,687,808)	(655,822)	(16,752)	5D	(672,574)	-		455	7A	1,061,489	-		(2,211,258)	(883,622)	7F	(3,094,880)
								(64,176)	7B
								(41,998)	2A
								714,572	2J
								500,746	7E
								(21,964)	7D
Total shareholders’ deficit	(2,452,373)	827,859	(16,752)		811,107	-		1,165,785		1,061,489	-		586,008	(883,622)		(297,614)
Noncontrolling interests:
Operating partnership units	283	-	-		-	-		(283)	7A	-	-		-	-		-
Cumulative non-voting convertible preferred stock	250	-	-		-	-		(250)	7A	-	-		-	-		-
Total Shareholders’ Deficit	(2,451,840)	827,859	(16,752)		811,107	-		1,165,252		1,061,489	-		586,008	(883,622)		(297,614)
Total Liabilities and Shareholders’ Deficit	$ 5,282,145	$ 5,179,575	$ (16,752)		$ 5,162,823	$ -		$ 1,233,685		$ (247,457)	$ 220,000		$ 11,651,196	$ (124,668)		$ 11,526,528

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the  year ended December 31, 2024

(In thousands, except per share data)

	For the year ended December 31, 2024		For the year ended December 31, 2024												For the year ended December 31, 2024				For the year ended December 31, 2024
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)		Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable Private Letter Ruling)		Merger Transaction Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
Revenues
Service and other revenues	$ 1,156,571		$ 3,661,413	$ -		$ 3,661,413	$ (817,951)	9A	$ -		$ -		$ -		$ 3,992,822		$ -		$ 3,992,822
							(7,211)	9F
Sales revenues	10,356		56,940	-		56,940	-		-		-		-		67,296		-		67,296
Total revenue	1,166,927		3,718,353	-		3,718,353	(825,162)		-		-		-		4,060,118		-		4,060,118
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	131,481		2,308,529	-		2,308,529	(8,784)	9B	(205)	7FF	-		-		1,715,515		-		1,715,515
							(696,893)	9G	(18,613)	7GG
Cost of sales	8,896		43,456	-		43,456	-		-		-		-		52,352		-		52,352
General and administrative expense	105,019		653,513	-		653,513	-		64,176	7BB	-		-		774,020		-		774,020
									(60,604)	7GG
									11,916	7HH
Depreciation and amortization	314,810		801,679	-		801,679	-		(366,588)	7CC	-		-		771,432		-		771,432
									21,531	7DD
Transaction related and other costs	38,734		26,519	-		26,519	-		-		-		-		65,253		-		65,253
Net (gain) loss on asset retirement and dispositions	-		(24,959)	-		(24,959)	41,603	9H	-		-		-		16,644		-		16,644
Net (gain) loss on sale of operating assets	(18,953)		(128,969)	-		(128,969)	-		-		-		-		(147,922)		-		(147,922)
Total operating expenses	579,987		3,679,768	-		3,679,768	(664,074)		(348,387)		-		-		3,247,294		-		3,247,294
Operating (loss) income	586,940		38,585	-		38,585	(161,088)		348,387		-		-		812,824		-		812,824
Interest expense, net	(511,364)		(239,576)	29,830	5AA	(209,746)	6,224	9C	(10,123)	7EE	-		(11,886)	10BB	(745,012)		-		(745,012)
							3,320	9J					(11,437)	10AA
Loss on early extinguishment of debt	-		(18,531)	-		(18,531)	-		-		-		-		(18,531)		-		(18,531)
Other (expense) income, net	301		(11,569)	-		(11,569)	-		-		1,061,489		-		1,050,221				1,050,221
(Loss) income before income taxes	75,877		(231,091)	29,830		(201,261)	(151,544)		338,264		1,061,489		(23,323)		1,099,502				1,099,502
Income tax (benefit) expense	(17,555)		(19,896)	7,458	7KK	(12,438)	(200,736)	9E	84,565	7KK	265,372	7KK	(5,831)	7KK	(431,148)		883,622	7NN	452,474
				-			162,850	9I	(206,629)	7LL
									(500,746)	7MM
Net (loss) income	93,432		(211,195)	22,372		(188,823)	(113,658)		961,074		796,117		(17,492)		1,530,650		(883,622)		647,028
Net income (loss) attributable to noncontrolling interests	26		-	-		-	-		(26)	7AA	-		-		-		-		-
Net (loss) income attributable to shareholders	93,406		(211,195)	22,372		(188,823)	(113,658)		961,100		796,117		(17,492)		1,530,650		(883,622)		647,028
Participating securities’ share in earnings	(2,080)		-	-		-	-		(27,756)	7II	-		-		(29,836)		17,952	7II	(11,884)
Dividends declared on convertible preferred stock	(20)		-	-		-	-		20	7AA	-		-		-		-		-
Dividends accumulated on New Uniti preferred stock	-		-	-		-	-		(62,098)	7JJ	-		-		(62,098)		-		(62,098)
Net (loss) income attributable to common shares	$ 91,306		$ (211,195)	$ 22,372		$ (188,823)	$ (113,658)		$ 871,266		$ 796,117		$ (17,492)		$1,438,716		$ (865,670)		$ 573,046
Earnings per common share
Basic	$ 0.38
Diluted	$ 0.38
Weighted-average number of common shares outstanding
Basic	237,306
Diluted	237,306
Pro forma earnings per common share
Basic	$ 0.63	11A													$ 5.69	11B			$ 2.26	11B
Diluted	$ 0.63	11A													$ 4.38	11B			$ 1.88	11B
Pro forma weighted-average number of common shares outstanding
Basic	144,591	11A													253,059	11B			253,059	11B
Diluted	144,591	11A													348,674	11B			348,674	11B

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 assumes the Transactions were completed on December 31, 2024. The unaudited pro forma condensed combined statements of income presented for the year ended December 31, 2024 assume the Transactions were completed on January 1, 2024.

As described above, unaudited pro forma condensed combined financial information has been prepared with the Merger being accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805 with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration will be allocated to Windstream’s assets acquired and liabilities assumed based on their estimated fair values at Closing, which is currently expected to occur mid-2025. Any differences between the estimated fair value of the assets acquired and liabilities assumed will be recorded to goodwill.

The process of valuing the assets and liabilities of Windstream immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Additionally, under the acquisition method of accounting, the acquirer is required to recognize the consideration transferred at fair value. Because there are shares exchanged as part of the Merger, the preliminary purchase price fluctuates with changes in Uniti’s stock price. As such, the consideration will not be fixed until Closing. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material. New Uniti will finalize the accounting for the Merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from Closing.

Both Uniti and Windstream’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. The historical financial information of Uniti has been reclassified, as further discussed in Note 3, to align with the anticipated presentation of New Uniti. Further, the historical financial information of Windstream has been adjusted to conform to the presentation of New Uniti, as further discussed in Note 6.

Prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the asset purchase agreement, pursuant to which Uniti paid Windstream in exchange for exclusive rights to use certain fiber strand miles leased by Windstream, certain fiber assets (and underlying rights) owned by Windstream, dark fiber indefeasible rights of use (“IRUs”) relating to the fiber strand miles and fiber assets, and a 20-year IRU for certain strands included in the transferred fiber assets that Uniti granted to Windstream (the “Asset Purchase Agreement”), (iii) the settlement agreement, pursuant to which Uniti is obligated to make periodic payments to Windstream related to the litigation settlement between Uniti and Windstream that was implemented in connection with Windstream’s emergence from bankruptcy (the “2020 Settlement Agreement”), and (iv) various other leasing and supplier arrangements between Uniti and Windstream. See Uniti and Windstream’s historical financial statements and the related notes for additional information on the background of the pre-existing relationships between Uniti and Windstream. Upon the consummation of the Transactions, all historical pre-existing relationships between Uniti and Windstream are considered effectively settled for accounting purposes and the related transactions and balances will become intercompany transactions under New Uniti. As such, in accordance with the guidance in ASC 805, all significant intercompany transactions and balances have been eliminated in the unaudited pro forma condensed combined financial information. Refer to Note 4 for adjustments made to Windstream’s historical balance sheet to eliminate balances related to pre-existing relationships. Refer to Note 8 for discussion on the impact of the settlement of pre-existing relationships and related pro forma adjustments made to Uniti’s historical financial statements. Refer to Note 9 for the adjustments made to Uniti’s and Windstream’s historical statements of income to reflect the elimination of intercompany transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Uniti believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Uniti’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Uniti. They should be read in conjunction with the historical financial statements and notes thereto of Uniti and Windstream. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

Following the Merger, New Uniti will not qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Uniti is currently seeking a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to certain tax consequences of the Uniti Post-Closing Restructuring. As the outcome of the private letter ruling is pending, the pro forma financial information have been prepared using alternative assumptions that the IRS rules both favorably and unfavorably with respect to the IRS Ruling Request and also reflects the estimated tax impact of the Uniti Post-Closing Restructuring assuming the IRS rules both favorably and unfavorably. Upon resolution of the private letter ruling, Uniti’s management will perform a comprehensive review of the tax impact of the Uniti Post-Closing Restructuring. As a result of the review, Uniti’s management may identify additional adjustments that could have a material impact on the financial statements of New Uniti, including but not limited to New Uniti’s provision for income taxes which as reflected in the pro forma financial information does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented. Refer to Note 7E and Note 7MM for the tax impact related to a favorable private letter ruling on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of income, respectively. Refer to Note 7F and Note 7NN for the tax impact related to an unfavorable private letter ruling on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of income, respectively.

Following the Closing, New Uniti may, but is not required to, consummate the Post-Closing Reorganization, which would combine Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity. The unaudited pro forma condensed combined financial information has been prepared under the assumption that Windstream’s and Uniti’s debt would not be combined into a single silo capital structure with a common parent entity. However, should New Uniti combine Windstream’s and Uniti’s debt into a single silo capital structure, it is anticipated that such event would not have a material accounting impact on the unaudited pro forma condensed combined financial information.

Note 2. Preliminary Purchase Consideration and Preliminary Purchase Price Allocation of the Merger

Estimated preliminary purchase consideration

The estimated preliminary merger consideration of $1,857.4 million is calculated based on the fair value of the consideration expected to be transferred, which includes the estimated fair value of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants to be issued, the estimated cash consideration, and the estimated effective settlement of pre-existing relationships. The calculation of the merger consideration is as follows:

Amount
(in thousands)
Estimated fair value of New Uniti Common Stock to be issued (i)	$785,026
Estimated fair value of New Uniti Preferred Stock to be issued (ii)	623,772
Estimated fair value of New Uniti Warrants to be issued (iii)	152,955
Estimated cash consideration (iv)	429,000
Settlement of pre-existing relationships (v)	(133,323)
Total estimated merger consideration	$1,857,430

(i)	Represents the estimated fair value of approximately 90.6 million shares of New Uniti Common Stock estimated to be issued to Windstream equityholders. The number of shares of New Uniti Common Stock to be issued to Windstream equityholders is equal to the number of New Windstream LLC equity units anticipated to be outstanding immediately prior to Closing after giving effect to the Pre-Closing Windstream Reorganization. As this Merger is accounted for as a reverse acquisition, the fair value of the common stock transferred is measured based upon: (a) the implied fair value per share of New Uniti Common Stock, which is based on the Uniti Common Stock price divided by the Exchange Ratio to take into consideration the relative percentage of equity interests in the combined entity that results from the reverse acquisition, and (b) the number of shares of New Uniti Common Stock estimated to be issued to Windstream equityholders, as follows:

Uniti Common Stock price at March 5, 2025	$5.28
Exchange Ratio*	0.6093
Implied New Uniti Common Stock price	$8.67
Shares of New Uniti Common Stock issued to Windstream equityholders	90,590,212
Estimated fair value of New Uniti Common Stock issued in consideration	$785,025,966

_________________ * The Exchange Ratio, as defined in the Merger Agreement, is calculated as of January 9, 2025 and is subject to adjustments based on shares outstanding at the Closing.

(ii)	Represents the estimated fair value of approximately 0.6 million shares of New Uniti Preferred Stock estimated to be issued to Windstream equityholders. The value of the Preferred Stock was estimated using a Black-Derman-Toy lattice model to account for the features of the New Uniti Preferred Stock, as well as the risk associated with the New Uniti Preferred Stock, which are captured through the risk free rate term structure and the credit risk adjusted spread.

(iii)	Represents the estimated fair value of approximately 18.0 million New Uniti Warrants estimated to be issued to Windstream equityholders. The calculated intrinsic value using the market price of Uniti Common Stock as of March 5, 2025 was considered as a reasonable proxy of the value of the New Uniti Warrants.

(iv)	Represents the total estimated cash consideration of $429.0 million to be paid, consisting of $389.5 million of Closing Cash Payment, $19.5 million of Windstream MIP Payments (as defined in the Merger Agreement) and $20.0 million of Windstream Transaction Bonuses (as defined in the Merger Agreement).

(v)	Represents the amounts related to the effective settlement of pre-existing relationships as of December 31, 2024 between Uniti and Windstream, which are not part of the Merger consideration transferred for Windstream as the effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. Refer to Note 8 for further details on the pre-existing relationships and the amounts that are being settled.

Preliminary purchase price allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Windstream are recorded at their fair value and added to those of Uniti. The pro forma adjustments are based on estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the purchase consideration of the identifiable tangible and intangible assets acquired and liabilities assumed of Windstream, adjusted for reclassification alignments to that of Uniti’s historical financial information, as discussed further in Note 6, and for elimination adjustments related to pre-existing relationship balances with Uniti, as discussed further in Note 4, with the excess recorded as goodwill:

in thousands	Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Fair Value Adjustment		Windstream Net Assets at Fair Value
Cash and cash equivalents	$ 332,241	$ -		$ 332,241
Restricted cash and cash equivalents	5,266	-		5,266
Accounts receivable	305,344	-		305,344
Inventories	136,819	-		136,819
Prepaid expenses	130,390	(55,520)	2G	74,870
Other current assets	190,122	-		190,122
Property, plant and equipment	3,403,267	387,133	2C	3,790,400
Intangible assets	245,898	626,402	2D	872,300
Operating lease right-of-use assets	318,129	(1,000)	2F	317,129
Other assets	95,347	(3,635)	2E	45,191
		(46,521)	2G
Total assets	$ 5,162,823	$ 906,859		$ 6,069,682
Accounts payable	$ 180,435	$ 41,998	2A	$ 222,433
Accrued taxes	52,249	-		52,249
Advance payments	134,411	-		134,411
Accrued interest payable	44,067	-		44,067
Current portion of operating lease liabilities	91,573	-		91,573
Other current liabilities	447,175	-		447,175
Deferred income taxes	166,163	337,960	2I	504,123
Operating lease liabilities	229,062	-		229,062
Notes and other debt	2,671,996	106,458	2E	2,778,454
Other liabilities	334,585	-		334,585
Total liabilities	$ 4,351,716	$ 486,416		$ 4,838,132
Net assets acquired (a)	$ 811,107	$ 420,443		$ 1,231,550
Estimated purchase consideration (b)				$ 1,857,430	2B
Estimated goodwill (b) – (a)				$ 625,880	2H

Preliminary purchase consideration noted in the table above was estimated based on Uniti Common Stock using a stock price of $5.28, the closing price as of March 5, 2025. At this stock price, the allocation of total estimated purchase consideration results in goodwill of $625.9 million, as detailed in the table above. The actual merger consideration will depend on the per share price of Uniti Common Stock at the Closing, and therefore, will fluctuate with the market price of Uniti Common Stock until the Transactions are consummated. As a measure of sensitivity on total purchase consideration, a change of 10% to the stock price used would change the preliminary purchase consideration by approximately +/- $93.8 million.

Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually or more frequently if indicators of impairment exist. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Merger will be based on Windstream’s net assets acquired as of the Closing Date (as defined in the Merger Agreement). The purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Therefore, the actual allocations may differ from the pro forma adjustments presented.

Purchase Price Allocation Adjustments

A.	Represents an adjustment to record Windstream’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

B.	Represents the estimated total merger consideration of $1,857.4 million, consisting of (i) issuance of approximately 90.6 million shares of New Uniti Common Stock with an estimated fair value of $785.0 million, (ii) issuance of approximately 0.6 million shares of New Uniti Preferred Stock with an estimated fair value of $623.8 million, (iii) issuance of approximately 18.0 million New Uniti Warrants with an estimated fair value of $153.0 million, and (iv) cash consideration of $429.0 million, offset by $133.3 million related to the settlement of pre-existing relationships between Uniti and Windstream. The New Uniti Preferred Stock and New Uniti Warrants have been recognized as equity instruments upon consummation of the Transactions.

The adjustments related to the estimated total merger consideration include the following:

(in thousands)
Estimated fair value of New Uniti Common Stock to be issued
Common stock	$9
Additional paid-in capital (2)	785,017
Estimated fair value of New Uniti Preferred Stock to be issued
Preferred stock	1
Additional paid-in capital (2)	623,771
Estimated fair value of New Uniti Warrants to be issued
Additional paid-in capital (2)	152,955
Estimated cash consideration
Cash (1)	(295,677)

(1)	The effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream, will be settled in cash. Accordingly, the estimated cash consideration of $429.0 million is reduced by $133.3 million related to the settlement. Refer to Note 8 for further details.

(2)	The net adjustment to Additional paid-in capital is $1,561.7 million.

C.	Represents the fair value adjustment of $387.1 million to Windstream’s property, plant, and equipment in connection with the application of the acquisition method of accounting.

Preliminary property, plant and equipment assumed consists of the following:

Property, plant and equipment	Approximate Fair Value (in thousands)	Estimated Useful Lives
Land	$86,400	Indefinite
Buildings and improvements	578,600	1 - 27 years
Central office equipment	1,340,100	4 - 7 years
Outside communications plant	982,700	1 - 22 years
Furniture, vehicles and other equipment	355,800	1 – 9 years
Construction in progress	446,800	N/A
Total property, plant and equipment	$3,790,400

In determining the estimated fair value of the tangible assets, the cost approach was used, which considers cost to a market participant buyer to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence, including any functional, technological, and economic obsolescence if any. The analysis was based on the fixed asset subledger, network construction builds or proposals, financial data and supplementary descriptive data provided by Windstream.

D.	Represents the fair value adjustment of $626.4 million to Windstream’s intangible assets in connection with the application of the acquisition method of accounting.

Preliminary identifiable intangibles assumed consist of the following:

Intangible assets	Approximate Fair Value (in thousands)	Estimated Useful Lives
FCC Spectrum licenses	$78,900	Indefinite
Right of way	40,400	10.3 years
IPv4 addresses	315,000	15 - 20 years
Customer relationships	310,000	9 - 12 years
Trade names	128,000	1 - 20 years
Total intangible assets	$872,300

For spectrum licenses, given the recency of acquisition in a competitive auction fair value was assumed to be equal to book value. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. For the right of way asset, given the recency of the agreement execution at market, fair value was assumed to be equal to book value. The fair value of the IPv4 addresses was determined using a “market approach,” based on observable recent auction prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets. The fair value of the customer relationships intangible was determined using an “income approach,” specifically a multi-period excess earnings approach. The fair value of the trademarks and trade names was determined using an “income approach,” specifically the relief-from-royalty method.

E.	Represents the net fair value adjustment of $110.1 million to Windstream’s debt assumed in connection with the application of the acquisition method of accounting. This includes the elimination of historical Windstream's unamortized debt issuance costs, premium and discount balances associated with the assumed Windstream debt. This includes adjustments to long-term debt and unamortized debt issuance costs capitalized in assets.

Preliminary assumed debt consists of the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing Transaction, further described in Note 5. The fair value of assumed debt is $2.8 billion. The fair value of the debt assumed was measured based on either observed market prices in an inactive market or based on current market interest rates applicable to the related debt instrument.

F.	Represents the adjustment of $1.0 million to Windstream’s operating right-of-use assets in connection with the application of the acquisition method of accounting.

Preliminary assumed right-of-use assets were measured at an amount equal to the lease liability, adjusted by $1.0 million for favorable or unfavorable terms of the lease when compared with market terms. In determining the fair value of leased real property, the income approach was performed on material leasehold intangibles to assess above/below market leasehold value.

G.	Represents the elimination of $102.0 million of Windstream’s historical deferred commissions and deferred costs to fulfill in connection with the application of the acquisition method of accounting.

H.	Represents the preliminary estimate of goodwill of $625.9 million. The adjustment to goodwill reflects the excess of consideration transferred, as discussed in Note 2B, over the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. The preliminary estimate of goodwill is directly affected by the related pro forma adjustments discussed in Note 2C – 2G, 2I and 2J.

I.	Represents the deferred tax impact of $338.0 million associated with the adjustments to Windstream assumed net assets including incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of Windstream net assets. Deferred taxes are determined using a blended statutory tax rate based on jurisdictions where income is generated. The effective tax rate of the combined company following the Transactions could be significantly different depending on post-acquisition activities, including the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value on the date of Closing.

J.	Represents the elimination of $769.1 million of Windstream’s historical equity balances, adjusted for $42.0 million related to Windstream’s estimated to-be incurred transaction costs, as discussed in Note 2A above, and adjusted for $16.8 million related to the Windstream Refinancing Transactions as discussed in Note 5 below.

Note 3. Adjustments to Uniti Historical Financial Information

Uniti has previously presented unclassified financial information and New Uniti will present classified financial information. Therefore, reclassification adjustments are made below to reclassify Uniti balances in a classified format. In addition, other reclassification adjustments to disaggregate certain financial statement line items are made to conform with the expected New Uniti presentation. These reclassifications have no effect on previously reported total assets, total liabilities and total shareholders’ deficit.

Presented below are the adjustments made to Uniti’s balance sheet as of December 31, 2024 in order to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
ASSETS
Property, plant and equipment, net	$ 4,209,747	$ -		$ 4,209,747
Cash and cash equivalents	155,593	-		155,593
Restricted cash and cash equivalents	28,254	-		28,254
Accounts receivable, net	51,418	-		51,418
Goodwill	157,380	-		157,380
Intangible assets, net	275,414	-		275,414
Straight-line revenue receivable	108,870	(108,870)	3A	-
Operating lease right-of-use assets, net	126,791	-		126,791
Derivative asset	77	(77)	3B	-
Other assets, net	40,556	108,870	3A	119,330
		77	3B
		(30,173)	3C
Other current assets	-	21,242	3C	21,242
Prepaid expenses	-	8,931	3C	8,931
Deferred income tax assets, net	128,045	-		128,045
Total Assets	$ 5,282,145	$ -		$ 5,282,145
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$ 89,688	$ (89,688)	3D	$ -
Accounts payable	-	13,515	3D	13,515
Accrued taxes	-	7,133	3D	7,133
Other current liabilities	-	43,778	3D	43,778
Other liabilities	-	25,262	3D	25,262
Settlement payable	71,785	-		71,785
Intangible liabilities, net	145,703	-		145,703
Accrued interest payable	143,901	-		143,901
Deferred revenue	1,400,952	(1,300,752)	3E	100,200
Long-term deferred revenue	-	1,300,752	3E	1,300,752
Dividends payable	665	-		665
Operating lease liabilities	80,504	(12,688)	3F	67,816
Current portion of operating lease liabilities	-	12,688	3F	12,688
Finance lease obligations	17,190	(2,692)	3G	14,498
Current portion of finance lease obligations	-	2,692	3G	2,692
Notes and other debt, net	5,783,597	(275,000)	3H	5,508,597
Current portion of long-term debt	-	275,000	3H	275,000
Total Liabilities	7,733,985	-		7,733,985
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-	-		-
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,513 shares at December 31, 2024	24	-		24
Additional paid-in capital	1,236,045	-		1,236,045
Accumulated other comprehensive loss	(634)	-		(634)
Distributions in excess of accumulated earnings	(3,687,808)	-		(3,687,808)
Total Uniti shareholders' deficit	(2,452,373)	-		(2,452,373)
Noncontrolling interests:
Operating partnership units	283	-		283
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250	-		250
Total Shareholders' Deficit	(2,451,840)	-		(2,451,840)
Total Liabilities and Shareholders' Deficit	$ 5,282,145	$ -		$ 5,282,145

Presented below is Uniti’s historical, as reclassified, balance sheet as of December 31, 2024 reordered to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical, as Reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$ 155,593
Restricted cash and cash equivalents	28,254
Accounts receivable, net	51,418
Prepaid expenses	8,931
Other current assets	21,242
Total current assets	265,438
Property, plant and equipment, net	4,209,747
Intangible assets, net	275,414
Goodwill	157,380
Operating lease right-of-use assets, net	126,791
Other assets, net	119,330
Deferred income tax assets, net	128,045
Total Assets	$ 5,282,145
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$ 13,515
Accrued taxes	7,133
Accrued interest payable	143,901
Dividends payable	665
Current portion of long-term debt	275,000
Current portion of finance lease obligations	2,692
Current portion of operating lease liabilities	12,688
Deferred revenue	100,200
Other current liabilities	43,778
Total current liabilities	599,572
Long-term deferred revenue	1,300,752
Intangible liabilities, net	145,703
Settlement payable	71,785
Operating lease liabilities	67,816
Finance lease obligations	14,498
Notes and other debt, net	5,508,597
Other liabilities	25,262
Total Liabilities	7,733,985
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,513 shares at December 31, 2024	24
Additional paid-in capital	1,236,045
Accumulated other comprehensive loss	(634)
Distributions in excess of accumulated earnings	(3,687,808)
Total Uniti shareholders' deficit	(2,452,373)
Noncontrolling interests:
Operating partnership units	283
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250
Total Shareholders' Deficit	(2,451,840)
Total Liabilities and Shareholders' Deficit	$ 5,282,145

The adjustments below are made to reclassify Uniti income statement balances to align with the expected presentation of New Uniti. These reclassifications have no effect on previously reported total revenue, total costs and expenses, or net income attributable to common shares.

Presented below are the reclassification adjustments made to Uniti’s income statement for the year ended December 31, 2024:

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$ 873,964	$ (873,964)	3AA	$ -
Uniti Fiber (Rentals)	55,244	(55,244)	3AA	-
Uniti Leasing (Service)	6,526	(6,526)	3AA	-
Uniti Fiber (Service)	231,193	(220,837)	3AA	-
		(10,356)	3BB
Service and other revenues	-	1,156,571	3AA	1,156,571
Sales revenues	-	10,356	3BB	10,356
Total revenue	1,166,927	-		1,166,927
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	131,481	3CC	131,481
Cost of sales	-	8,896	3CC	8,896
Operating expense (exclusive of depreciation and amortization)	140,377	(140,377)	3CC	-
General and administrative expense	105,019	-		105,019
Depreciation and amortization	314,810	-		314,810
Transaction related and other costs	38,734	-		38,734
Gain on sale of real estate	(18,953)	18,953	3DD	-
Net (gain) loss on sale of operating assets	-	(18,953)	3DD	(18,953)
Total operating expenses	579,987	-		579,987
Operating (loss) income	586,940	-		586,940
Interest expense, net	(511,364)	-		(511,364)
Other (expense) income, net	301	-		301
(Loss) income before income taxes	75,877	-		75,877
Income tax (benefit) expense	(17,555)	-		(17,555)
Net (loss) income	93,432	-		93,432
Net (loss) income attributable to noncontrolling interests	26	-		26
Net (loss) income attributable to shareholders	93,406	-		93,406
Participating securities' share in earnings	(2,080)	-		(2,080)
Dividends declared on convertible preferred stock	(20)	-		(20)
Net (loss) income attributable to common shares	$ 91,306	$ -		$ 91,306

Adjustments to Uniti’s Historical Balance Sheet

A.	Represents the reclassification of Uniti’s Straight-line revenue receivable to Other assets, net.

B.	Represents the reclassification of Uniti’s Derivative asset to Other assets, net.

C.	Represents the reclassification of Uniti’s current portion of other assets from Other assets, net to Other current assets and Prepaid expenses.

D.	Represents the reclassification of Uniti’s Accounts payable, accrued expenses and other liabilities, net to Accounts payable, Accrued taxes, Other current liabilities, and Other liabilities.

E.	Represents the reclassification of Uniti’s noncurrent portion of deferred revenue from Deferred revenue to Long-term deferred revenue.

F.	Represents the reclassification of Uniti’s current portion of operating lease liabilities from Operating lease liabilities to Current portion of operating lease liabilities.

G.	Represents the reclassification of Uniti’s current portion of finance lease obligations from Finance lease obligations to Current portion of finance lease obligations.

H.	Represents the reclassification of Uniti’s current portion of notes and other debt from Notes and other debt, net to Current portion of long-term debt.

Adjustments to Uniti’s Historical Statements of (Loss) Income

AA.	Represents the reclassification of Uniti’s rental and service revenues from Uniti Leasing (Rentals), Uniti Fiber (Rentals), Uniti Leasing (Service) and Uniti Fiber (Service) to Service and other revenues.

BB.	Represents the reclassification of Uniti’s sales revenue from Uniti Fiber (Service) to Sales revenues.

CC.	Represents the reclassification of Uniti’s cost of services and other revenues and cost of sales from Operating expense to Cost of services and other revenues and Cost of sales.

DD.	Represents the reclassification of Uniti’s Gain on sale of real estate to Net (gain) loss on sale of operating assets.

Note 4. Adjustments to Windstream Historical Balance Sheet

Windstream’s historical financial statements include certain historical balances related to pre-existing relationships with Uniti. As all historical pre-existing relationships between Uniti and Windstream will be considered effectively settled and the related transactions and balances will become intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Windstream balance sheet. These amounts do not represent assets or liabilities of New Uniti and thus have been eliminated from the historical Windstream balance sheet as they will not be part of the identifiable assets acquired or liabilities assumed by Uniti.

Presented below are the adjustments made to Windstream’s balance sheet as of December 31, 2024 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$ 348,993	$ -		$ 348,993
Restricted cash and cash equivalents	5,266	-		5,266
Accounts receivable, net	310,134	(4,380)	4B	305,344
		(410)	4C
Inventories	136,819	-		136,819
Prepaid expenses	130,604	(214)	4C	130,390
Other current assets	190,122	-		190,122
Total current assets	1,121,938	(5,004)		1,116,934
Property, plant and equipment, net	3,812,642	(396,203)	4A	3,403,267
		(13,172)	4B
Intangible assets, net	245,898	-		245,898
Operating lease right-of-use assets, net	3,287,944	(2,969,813)	4A	318,129
		(2)	4C
Other assets, net	96,273	(926)	4C	95,347
Total Assets	$ 8,564,695	$ (3,385,120)		$ 5,179,575
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$ 183,548	$ (2,778)	4B	$ 180,435
		(335)	4C
Accrued taxes	52,249	-		52,249
Advance payments	137,626	(3,215)	4B	134,411
Accrued interest payable	44,067	-		44,067
Current portion of long-term debt	-	-		-
Current portion of operating lease liabilities	527,242	(435,667)	4A	91,573
		(2)	4C
Other current liabilities	447,347	(172)	4B	447,175
Total current liabilities	1,392,079	(442,169)		949,910
Deferred income taxes	166,163	-		166,163
Operating lease liabilities	3,053,601	(2,824,539)	4A	229,062
Notes and other debt, net	2,671,996	-		2,671,996
Other liabilities	371,228	(36,643)	4B	334,585
Total Liabilities	7,655,067	(3,303,351)		4,351,716
Shareholders' Equity:
Common units	1,463,002	-		1,463,002
Additional paid-in capital	6,828	-		6,828
Accumulated other comprehensive income/(loss)	13,851	-		13,851
Accumulated deficit	(574,053)	(81,769)	4D	(655,822)
Total Shareholders’ Equity	909,628	(81,769)		827,859
Total Liabilities and Shareholders' Equity	$ 8,564,695	$ (3,385,120)		$ 5,179,575

Adjustments to Windstream’s Historical Financial Information

A.	Represents the elimination of the pre-existing relationship related to the Windstream Leases.

The adjustment to PP&E relates to elimination of TCI assets that both Uniti and Windstream historically capitalized as fixed assets.

B.    Represents the elimination of the pre-existing relationship related to the Asset Purchase Agreement. The adjustment to PP&E relates to assets from other leasing arrangements where Uniti is the lessor and Windstream is the lessee. Windstream historically classified these arrangements as finance leases, whereas Uniti historically concluded these arrangements as operating leases. As such, both companies recorded these assets in their respective PP&E balances based on their historical accounting assessment.

C.    Represents the elimination of the pre-existing relationship related to other immaterial agreements between Uniti and Windstream.

D.    Represents the net impact to accumulated deficit related to the elimination of pre-existing relationships between Uniti and Windstream in Note 4A, Note 4B, and Note 4C above.

Note 5. Pre-Closing Windstream Reorganization and Windstream Refinancing Transactions

As described above, Windstream has completed the Windstream Refinancing Transactions and, prior to the Closing, Windstream will complete the Pre-Closing Windstream Reorganization, including the Windstream Rights Offering, the Windstream Tender Offer and the F-Reorg Merger. The pro forma adjustments representing the Pre-Closing Windstream Reorganization and Windstream Refinancing Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available and is evaluated, and accordingly may differ significantly from the pro forma amounts reflected herein. For more information on the Windstream Refinancing Transactions, see the Debt footnote in Windstream’s audited consolidated financial statements as of and for the year ended December 31, 2024.

The following adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents proceeds from Windstream’s issuance of Rights Offering Warrants to Windstream equityholders in connection with the Windstream Rights Offering. For the purposes of the pro forma financial information, it is assumed that 12.6 million warrants will be issued for an assumed price of $13 per warrant.

B.	Represents the repurchase of common units from Windstream equityholders in connection with the Windstream Tender Offer. For the purposes of the pro forma financial information, it is assumed that 12.6 million common units will be repurchased for an assumed price of $13 per unit. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer.

C.	Represents the exchange of legacy Windstream equityholders common units and warrants for common units and warrants of New Windstream LLC in connection with the F-Reorg Merger.

D.	For the purposes of preparing this pro forma financial information, a portion of the proceeds from the Windstream Refinancing Transactions is assumed to be used to pay the consent fee in connection with the Windstream 2028 Notes Indenture Amendments, which is expected to occur shortly prior to the Closing. Refer to the Debt footnote in Windstream’s audited consolidated financial statements as of and for the year ended December 31, 2024 for more information on the accounting assessment of the Windstream Refinancing Transactions.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

AA.	Reflects estimated interest expense on the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing Transactions, including the amortization of debt issuance costs, premium, and discount. The estimated interest expense on the Initial Windstream 2031 Notes and the Additional Windstream 2031 Notes is based on the stated interest rate of 8.25%. The interest rate for the Windstream 2024 Term Loan assumed for the purposes of preparing this pro forma financial information is 9.71%, which represents the adjusted term SOFR rate as of the debt issuance date, October 4, 2024, plus 4.75%. As the rate for the Windstream 2024 Term Loan is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/- $0.6 million for the year ended December 31, 2024.

Additionally, this adjustment reflects the elimination of historical interest expense on the Windstream Existing Term Loans and Windstream 2028 Notes that were repaid as part of the Windstream Refinancing Transactions. The adjustment for interest expense is as follows:

In thousands	For the year ended December 31, 2024
Reflects the removal of historical interest expense related to the repayment of the Windstream Existing Term Loans and Windstream 2028 Notes	$ 258,253
Reflects the interest expense related to the issuance of the Initial Windstream 2031 Notes, the 2024 Term Loan and the Additional Windstream 2031 Notes	(228,423)
Net adjustment to Interest expense, net	$ 29,830

Note 6. Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, Uniti’s management performed a preliminary accounting policy comparison between Uniti and Windstream, and no material differences in policies were noted. Upon the Closing, New Uniti’s management will perform a comprehensive review of Uniti and Windstream’s accounting policies. As a result of the review, New Uniti’s management may identify additional differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Uniti.

As part of the preparation of these unaudited pro forma condensed combined financial statements, the following reclassifications were made to align Windstream’s financial statement presentation to New Uniti’s expected financial statement presentation:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents the reclassification of Windstream’s deferred revenue from Advance payments and Other liabilities to Deferred revenue and Long-term deferred revenue, respectively.

B.	Represents the reclassification of Windstream’s finance lease liabilities from Other current liabilities and Other liabilities to Current portion of finance lease obligations and Finance lease obligations, respectively.

Note 7. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

A.	Represents the settlement and extinguishment of historical noncontrolling interest operating partnership units and noncontrolling interest preferred stock, respectively, as part of the Pre-Closing Uniti Restructuring.

B.	Represents an adjustment to record Uniti’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

C.	Represents the exchange of Uniti Common Stock for New Uniti Common Stock.

D.	Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of incremental accrued taxes of $22.0 million.

E.	Represents the tax impact of the Uniti Post-Closing Restructuring assuming the IRS rules favorably on the IRS Ruling Request, as described in Note 1 above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of a net deferred tax asset of $500.7 million related to a step up in the tax basis of certain assets of Uniti, comprised of a gross deferred tax asset of $708.3 million net of valuation allowance of $207.6 million. Per the requirements set forth in ASC 740-10-45-6, all deferred tax liabilities and assets, as well as the related valuation allowance, have been offset and presented as a single noncurrent amount.

F.	Represents the tax impact assuming the IRS declines to rule favorably on the IRS Ruling Request, as described in Note 1 above. In the case of an unfavorable private letter ruling Uniti would instead expect to recognize a deferred tax liability of $382.9 million. The incremental adjustments to the unaudited pro forma condensed combined balance sheet to reflect an unfavorable private letter ruling include an increase to deferred tax liability of $382.9 million as described above, a decrease to deferred tax assets of $500.7 million to reflect the removal of the favorable private letter ruling adjustment from Note 7E, and adjustments to accumulated deficit which are as follows:

In thousands	As of December 31, 2024
Reflects the removal of the favorable private letter ruling	$ (500,746)
Reflects the impact of the unfavorable private letter ruling	(382,876)
Net adjustment to Accumulated deficit	$ (883,622)

G.	Represents netting adjustments to deferred tax asset and deferred tax liability based on a net deferred tax asset position for New Uniti assuming the outcome of a favorable private letter ruling and net deferred tax liability position for New Uniti assuming the outcome of an unfavorable private letter ruling.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments included in the unaudited pro forma condensed statements of income for the year ended December 31, 2024 are as follows:

AA.	Represents the adjustment to remove allocation of historical net income attributed to noncontrolling interest and to remove dividends declared on Uniti’s historical convertible preferred stock as part of the Pre-Closing Uniti Restructuring, as described in Note 7A above.

BB.	Represents the total estimated to-be incurred transaction costs for Uniti to be recognized in the statement of income for the year ended December 31, 2024, as discussed in Note 7B above. This is a non-recurring item.

CC.	Represents an adjustment to depreciation expense related to property, plant and equipment acquired, as described in Note 2C above, based on the estimated useful lives.

While the effect of the fair value adjustment to Windstream’s PP&E is an increase to PP&E, the adjustment to depreciation expense has the effect of decreasing pro forma depreciation expense for the periods presented, primarily driven by the increased expected usage and operating conditions which led to certain assets having longer depreciable lives due to the expected benefits derived from the assets. Specifically, certain buildings and improvements, copper (part of outside communications plant), and central office equipment assets were assessed to have longer estimated useful lives. Buildings and improvements had a historical remaining weighted average useful life of 13.5 years which increased to approximately 22.5 years, copper had a historical weighted average remaining useful life of 6.5 years which increased to approximately 16.0 years, and central office equipment had a historical remaining weighted average useful life of 5.2 years which increased to approximately 5.5 years.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual depreciation expense may differ significantly from the pro forma amounts reflected herein. The adjustment for depreciation expense is as follows:

In thousands	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical depreciation expense	$ (758,691)
Reflects the depreciation expense of acquired property, plant, and equipment	392,103
Net adjustment to depreciation expense	$ (366,588)

DD.	Represents an adjustment to amortization expense related to intangible assets acquired, as described in Note 2D above, based on the estimated useful lives.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual amortization expense may differ significantly from the pro forma amounts reflected herein. The adjustment for amortization expense is as follows:

In thousands	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical amortization expense	$ (42,987)
Reflects the amortization expense of acquired intangible assets	64,518
Net adjustment to amortization expense	$ 21,531

EE.	Represents an adjustment to interest expense recorded to amortize the fair value adjustment to assumed debt, as described in Note 2E above, over the remaining life of the debt instruments.

FF.	Represents an adjustment to operating lease expense as a result of the adjustment to assumed right-of-use asset, as described in Note 2F above.

GG.	Represents the reversal of historical amortization expense related to the elimination of deferred commission and deferred costs to fulfill, as discussed in Note 2G above, which do not qualify for separate asset recognition by Uniti. The fair value of the customer relationship asset and related amortization expense contemplate the value of the acquired contracts, as described in Note 2G and Note 6DD above, respectively.

HH.	Represents the recognition of stock-based compensation expense related to the Uniti Special Restricted Stock Awards issued as part of the Special Equity Grants. Fair value of Uniti Special Restricted Stock Awards is estimated using the Uniti Common Stock price as of the grant date.

II.	Represents the allocation of net income attributable to participating securities. Uniti Restricted Stock Awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as Uniti Common Stock.

JJ.	Represents the dividends accumulated plus accretion of the carrying value on New Uniti Preferred Stock, in accordance with the underlying terms.

KK.	Represents the income statement impact to tax from the adjustments. A blended statutory tax rate of 25% was utilized for all adjustments. The blended statutory tax rate is based on the jurisdictions in which the assets are located and is not necessarily indicative of the effective tax rate of New Uniti following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

LL.	Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of an incremental net income tax benefit of $206.6 million for the year ended December 31, 2024, of which $243.4 million of the tax benefit is non-recurring.

MM.	Represents the impact to income tax (benefit) expense related to the Uniti Post-Closing Restructuring assuming the IRS rules favorably on the IRS Ruling Request, as discussed in Note 7E above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of an incremental income tax benefit of $500.7 million for the year ended December 31, 2024. This is a non-recurring item.

NN.	Represents the impact to income tax (benefit) expense assuming the IRS declines to rule favorably on the IRS Ruling Request, as discussed in Note 7F above. In the case of an unfavorable private letter ruling Uniti would instead expect to recognize an incremental income tax expense of $382.9 million for the year ended December 31, 2024. This is a non-recurring item. The incremental adjustments to the unaudited pro forma condensed combined statement of income include an increase to tax expense to reflect an unfavorable private letter ruling and a reversal of the tax benefit from Note 7MM to reflect the removal of the favorable private letter ruling adjustment. The adjustment for tax expense is as follows:

In thousands	For the year ended December 31, 2024
Reflects the removal of the favorable private letter ruling	$ 500,746
Reflects the impact of the unfavorable private letter ruling	382,876
Net adjustment to Tax (benefit) expense	$ 883,622

Note 8. Settlement of Pre-Existing Relationships Adjustments

As discussed in Note 1, prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the Asset Purchase Agreement, (iii) the 2020 Settlement Agreement, and (iv) various other leasing and supplier arrangements between Uniti and Windstream.

The Transactions in effect settles the pre-existing relationships between Uniti and Windstream. In accordance with ASC 805, Uniti would recognize a gain or loss, measured as the lower of the amount by which the contract is favorable or unfavorable from the perspective of Uniti or the amount of the stated settlement provisions, offset by any previously recognized amounts.

The settlement amounts and related gain or loss for the effective settlement of pre-existing relationships between Uniti and Windstream as of December 31, 2024 are as follows:

in thousands	Estimated settlement (4)	Uniti’s Previously recognized net assets (liabilities)	Net gain (loss) (5)
Windstream Leases (1)	$ -	$ (981,491)	$ 981,491
Asset Purchase Agreement (2)	(62,000)	(141,998)	79,998
2020 Settlement Agreement (3)	(71,785)	(71,785)	-
Other leasing and supplier agreements (3)	462	462	-
Total	$ (133,323)	$ (1,194,812)	$ 1,061,489

(1)	The Windstream Leases have no stated settlement terms, and the contracts are not cancelable. Further, the Windstream Leases were deemed at-market.

(2)	The estimated settlement for the Asset Purchase Agreement is measured at the amount by which the contract is unfavorable from the perspective of Uniti based on the estimated remaining value of the upfront payment of the indefeasible right of use contract.

(3)	The 2020 Settlement Agreement and other leasing and supplier agreements were assessed to be at-market and the estimated settlement amounts were determined to be materially consistent with the previously recorded amounts.

(4)	Represents the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships will be settled in cash. Accordingly, the total estimated settlement amount reduces the estimated cash consideration as discussed in Note 2B.

(5)	The net gain is reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024. This is a non-recurring item.

Uniti’s previously recognized amounts related to the pre-existing relationship balances with Windstream is $1,194.8 million. Presented below are adjustments to eliminate the previously recognized amounts from the respective financial statement line items on Uniti’s historical balance sheet as of December 31, 2024:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Accounts receivable, net	$ -	$ (2,529)	$ -	$ (1,331)	$ (3,860)
Other current assets	(5,471)	-	-	91	(5,380)
Operating lease right-of-use assets, net	-	-	-	(12,976)	(12,976)
Other assets, net	(90,785)	-	-	(1,133)	(91,918)
Total Assets	(96,256)	(2,529)	-	(15,349)	(114,134)
Accounts payable	-	-	-	(4,383)	(4,383)
Current portion of operating lease liabilities	-	-	-	(260)	(260)
Deferred revenue	(55,764)	-	-	(1,038)	(56,802)
Other current liabilities	-	(608)	-	(276)	(884)
Long-term deferred revenue	(1,021,983)	(5,319)	-	(530)	(1,027,832)
Intangible liability	-	(138,600)	-	-	(138,600)
Settlement payable	-	-	(71,785)	-	(71,785)
Operating lease liability	-	-	-	(8,400)	(8,400)
Total Liabilities	(1,077,747)	(144,527)	(71,785)	(14,887)	(1,308,946)
Net assets (liabilities)	$ (981,491)	$ (141,998)	$ (71,785)	$ 462	$ (1,194,812)

Note 9. Elimination of Intercompany Transactions on the Unaudited Pro Forma Condensed Combined Statements of Income

The adjustments in Note 9 represent the elimination of intercompany transactions between Uniti and Windstream on the unaudited pro forma condensed statements of income. As all historical pre-existing relationships between Uniti and Windstream will be considered effectively settled and the related transactions and balances will become intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Uniti and Windstream financial statements. Due to the differences in Uniti’s and Windstream’s historical accounting treatment for the pre-existing relationship transactions, the elimination of these transactions do not balance. The differences are primarily driven by Uniti and Windstream historical accounting for the 2020 Settlement Agreement and the tenant funded capital improvements (“TCIs”). Regarding the 2020 Settlement Agreement, Uniti recognized litigation expense in 2020 representing the present value of the settlement payments required under the 2020 Settlement Agreement and historically recognized accretion of the settlement payments as interest expense, while Windstream recognized the payments due from Uniti related to the 2020 Settlement Agreement at the date of lease modification as a reduction to Windstream’s operating lease liability, which historically has affected the straight-line lease expense recognized for the Windstream Leases. Regarding the TCIs, Uniti historically recognized the cost basis of TCIs that are capital in nature as both property, plant and equipment and deferred revenue, while Windstream historically accounts for TCIs as leasehold improvements that are capitalized to fixed assets and depreciated over the shorter of the initial lease term or the useful life of the asset. In addition to the two factors mentioned above which were the primary drivers of the differences in Uniti and Windstream’s pre-existing relationship balances, Uniti recognized below-market lease intangible liabilities as part of the Asset Purchase Agreement in 2020 and historically has amortized those liabilities into revenue over the lease term with Windstream. Further, Windstream historically recognized differences in the amount of growth capital improvements (“GCIs”) reimbursements from Uniti and the carrying value of the TCIs as gains. Uniti and Windstream separately evaluated and concluded on the accounting for these matters based on their independent assessment of the facts and judgements. The accounting guidance does not require entities to recognize transactions in the same manner with corresponding balancing entries as its counterparties. Accordingly, the elimination of the intercompany adjustments between the two entities reflected in the unaudited pro forma financial information do not balance. Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti and Windstream:

in thousands	Uniti		Windstream		Total
Service and other revenues	$ (817,951)	9A	$ (7,211)	9F	$ (825,162)
Cost of services and other revenues	(8,784)	9B	(696,893)	9G	(705,677)
Interest expense, net	6,224	9C	3,320	9J	9,544
Net gain on asset retirement and dispositions	-		41,603	9H	41,603
Income tax expense, net (1)	(200,736)	9E	162,850	9I	(37,886)

(1)	Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 7KK.

Elimination of Uniti Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$ (797,377)	$ (13,630)	$ -	$ (6,944)	$ (817,951)	9A
Cost of services and other revenues	-	-	-	(8,784)	(8,784)	9B
Interest expense, net	-	-	6,224	-	6,224	9C

Elimination of Windstream Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$ -	$ (1,081)	$ -	$ (6,130)	$ (7,211)	9F
Cost of services and other revenues	(696,257)	-	-	(636)	(696,893)	9G
Net gain on asset retirement and dispositions	41,603	-	-	-	41,603	9H
Interest expense, net	-	3,320	-	-	3,320	9J

Note 10. Financing Adjustments

As described above, on May 17, 2024, Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028 and used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility. Uniti intends to use the liquidity from the offering to fund a portion of the Closing Cash Payment. For the purposes of the pro forma financial information, it is assumed that Uniti will fund a portion of the Closing Cash Payment by borrowing on its Revolving Credit Facility in the amount of $220.0 million. The following financing adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents proceeds from Uniti’s assumed draw of $220.0 million on its Revolving Credit Facility due 2027 to fund a portion of the Closing Cash Payment.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

AA.	Represents estimated interest expense on Uniti’s assumed $220.0 million draw on the Revolving Credit facility due 2027. The interest rate assumed for the purposes of preparing this pro forma financial information is 8.48%, which represents the 1-month Term SOFR reference rate as of March 5, 2025, plus a margin per the terms of the Revolving Credit Facility. As the Revolving Credit Facility is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/- $0.3 million for the year ended December 31, 2024.

BB.	Represents estimated interest expense on Uniti’s $300.0 million new secured notes due 2028, based on the stated interest rate of 10.5%, including the amortization of debt issuance costs and premium.

Note 11. Earnings (Loss) per Share

A.	As a result of the Merger, each issued and outstanding share of Uniti Common Stock will be converted into a number of shares of New Uniti Common Stock equal to the Exchange Ratio, which is calculated to be approximately 0.6093 as of January 9, 2025. Accordingly, each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock, resulting in a reverse stock split to Uniti shareholders.

The table below gives pro forma effect of this reverse stock split to Uniti’s historical earnings (loss) per share (“EPS”) information by retroactively applying the Exchange Ratio to Uniti’s historical weighted average shares outstanding:

in thousands, except per share data
Numerator:	For the year ended December 31, 2024
Historical Uniti net income (loss) attributable to common shares	$ 91,306
Denominator:
Historical Uniti weighted average shares outstanding	237,306
Exchange Ratio*	0.6093
Pro forma Uniti weighted average shares outstanding (converted to New Uniti Common Stock)	144,591
Basic	$ 0.63
Diluted	$ 0.63

* The Exchange Ratio, as defined in the Merger Agreement, is calculated as of January 9, 2025 and is subject to adjustments based on shares outstanding at the Closing.

B.	Represents pro forma EPS calculated using the Uniti historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger and other Transactions have been outstanding for the entire periods presented.

in thousands, except per share data
Basic - Numerator:	For the year ended December 31, 2024 (Assuming Favorable Private Letter Ruling)	For the year ended December 31, 2024 (Assuming Unfavorable Private Letter Ruling)
Pro forma net income attributable to common shares	$ 1,438,716	$ 573,046
Basic - Denominator:
Historical Uniti weighted average shares outstanding (basic) (converted to New Uniti Common Stock) (1)	144,591	144,591
Shares issued to historical Uniti operating unit holders pursuant to the Pre-Closing Uniti Restructuring	9	9
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,590	90,590
New Uniti Warrants to be issued per the Merger Agreement (2)	17,671	17,671
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	198	198
Total	253,059	253,059
Diluted - Numerator:
Pro forma net income attributable to common shares	$ 1,438,716	$ 573,046
Plus: adjustment for participating securities' share in earnings	6,852	2,003
Plus: adjustment for New Uniti Preferred Stock dividends (5)	62,098	62,098
Plus: adjustment for assumed conversion of historical Uniti 2027 convertible notes and exchangeable notes (4)	19,369	19,369
Total	$ 1,527,035	$ 656,516
Diluted - Denominator: (3)
Historical Uniti weighted average shares outstanding (diluted) (converted to New Uniti Common Stock) (1)(4)	173,852	173,852
Shares issued to historical Uniti operating unit holders pursuant to the Pre-Closing Uniti Restructuring	9	9
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,590	90,590
New Uniti Warrants to be issued per the Merger Agreement	17,671	17,671
Additional shares from assumed conversion of New Uniti Preferred Stock to be issued per the Merger Agreement (converted to New Uniti Common Stock) (5)	66,354	66,354
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	198	198
Total	348,674	348,674
Pro forma net income per share attributable to common stock:
Basic	$ 5.69	$ 2.26
Diluted	$ 4.38	$ 1.88

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(1)	Historical Uniti weighted average shares outstanding are converted into New Uniti Common Stock by applying the Exchange Ratio. Refer to Note 11A for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

(2)	In accordance with ASC Topic 260, Earnings Per Share, shares issuable for little to no consideration should be included in the number of outstanding shares used for basic EPS. The New Uniti Warrants, which are considered participating securities, are penny warrants and therefore are included in the denominator of basic EPS.

(3)	To determine the dilutive impact, Uniti applied the if-converted method for Uniti’s historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, and applied the two-class method for the participating Uniti Special Restricted Stock Awards as it was more dilutive than the treasury stock method.

(4)	For the year ended December 31, 2024, the historical Uniti weighted average shares outstanding was further adjusted to include the dilutive effect of Uniti’s historical exchangeable notes and 2027 convertible notes. The potential common shares related to Uniti’s historical exchangeable notes and 2027 convertible notes were historically excluded from the computation of earnings per share as their effect would have been antidilutive.

(5)	For the year ended December 31, 2024, New Uniti Preferred Stock to be issued per the Merger Agreement, which is redeemable for New Uniti Common Stock, was included in the computation of diluted EPS as the effect was dilutive.